Food Company, Inc.
One Dole Drive • Westlake Village, CA 91362 • 818-874-4000 • Fax 818-874-4625
NEWS RELEASE
Contact: Joseph Tesoriero
Phone: (818) 879-6900
Beth Potillo
Phone: (818) 879-6733
DOLE FOOD COMPANY, INC. REPORTS SECOND QUARTER 2010 RESULTS
     WESTLAKE VILLAGE, California — August 3, 2010 — Dole Food Company, Inc. today announced positive financial and operating results for the second quarter ended June 19, 2010. Dole reported second quarter 2010 income from continuing operations of $33 million as compared with $21 million in 2009, and Adjusted EBITDA of $113 million compared to $143 million in the second quarter of 2009. Earnings per share from continuing operations for the second quarter were $0.38 per share. Adjusting for unrealized gains and losses from hedging activities, currency movement on foreign denominated instruments, as well as gains on asset sales, comparable earnings per share from continuing operations were $0.49.
     David A. DeLorenzo, Dole’s President and CEO said: “We are pleased to announce another strong quarter despite a challenging economic climate. Our packaged salads business realized higher volumes and pricing, as well as lower costs. Our packaged foods portfolio also performed well, with improved earnings, even with Easter sales falling in the first quarter of the year. Consumers continued to embrace our new product offerings, with the rollout of our Fruit Crisps and Real Fruit Bites exceeding distribution goals. Our fresh fruit operations improved over the first quarter, but continued to be negatively impacted by weak market conditions in Europe and Asia. We also reduced net debt by $51 million in the second quarter.”
     In the second quarter of 2010, Dole recorded a tariff refund of $7 million associated with the June 2010 EU banana tariff settlement agreements. Dole estimates that the EU banana tariff settlement agreements will benefit fiscal 2010 EBIT by approximately $16 million at current foreign exchange rates.
     In a major landmark legal victory, on July 15, 2010, the Los Angeles Superior Court dismissed Tellez v. Dole, the last remaining lawsuit brought in the U.S. by Nicaraguan plaintiffs claiming to have been banana workers on Dole contracted farms during the 1970’s. Citing rampant fraud by plaintiffs, the Court vacated the earlier $1.6 million judgment against Dole in favor of four plaintiffs claiming sterility from DBCP exposure while allegedly working on Dole-contracted farms.

Selected Financial Data (Unaudited)

	Quarter Ended		Half Year Ended
	June 19,	June 20,	June 19,	June 20,
	2010	2009	2010	2009
	(In millions)
Revenues	$1,742	$1,715	$3,347	$3,311
Operating income	80	108	139	231
Adjusted EBITDA	113	143	198	264
Cash flow from operations	72	170	91	209
Reconciliation of Net income to EBIT and Adjusted EBITDA (Unaudited):

	Quarter Ended		Half Year Ended
	June 19,	June 20,	June 19,	June 20,
	2010	2009	2010	2009
	(In millions)
Net income	$33	$21	$56	$125
Discontinued operations, net	—	—	—	(2)
Interest expense	37	50	78	88
Income taxes	9	9	12	17

Earnings before interest and taxes (“EBIT”)	79	80	146	228
Depreciation and amortization	24	28	50	55
Net unrealized (gain) loss on derivative instruments	12	24	16	(7)
Foreign currency exchange (gain) loss on vessel obligations	—	7	(5)	7
Net unrealized (gain) loss on foreign denominated instruments	(1)	4	(6)	(2)
Gains on asset sales	(1)	—	(3)	(17)

Adjusted EBITDA	$113	$143	$198	$264

See “Non-GAAP Measurements” below for discussion of EBIT and Adjusted EBITDA.
Revenues
     Revenues increased slightly during the quarter ended June 19, 2010. Packaged foods sales increased primarily due to higher volumes sold worldwide. Fresh fruit sales increased as a result of higher sales in our European ripening and distribution businesses and higher sales of bananas and fresh pineapples in North America. In addition, fresh fruit sales benefited from higher sales of Chilean deciduous fruit and higher volumes of kiwi and citrus sold in Asia. These improvements were partially offset by lower sales of bananas in Europe and Asia. Fresh fruit revenues were also impacted by the third and fourth quarter 2009 sales of Dole’s box plants in Latin America. Fresh vegetables sales in North America increased mainly due to higher pricing of fresh-packed vegetables and packaged salads as well as higher volumes of packaged salads.
Adjusted EBITDA (Unaudited)
     Adjusted EBITDA in the second quarter 2010 decreased $30 million to $113 million. Fresh fruit Adjusted EBITDA was impacted by lower earnings in Dole’s worldwide banana and fresh pineapple operations. Banana earnings declined due to lower local pricing in Asia as well as higher fruit and shipping costs in North America and Europe. Packaged foods Adjusted EBITDA increased as a result of lower worldwide product costs and higher sales volumes. Fresh vegetables Adjusted EBITDA increased due to better performance in the packaged salads business, stronger pricing for celery and strawberries, as well as lower raw material costs and improved plant utilization.
Cash and Debt (Unaudited)
During the first half of 2010, the Company reduced net debt by $46 million, and ended the second quarter with $185 million of cash and cash equivalents. Also during the second quarter, the Company redeemed the remaining $70 million of its 8.875% Senior Notes due 2011.

	June 19,	January 2,
	2010	2010
	(In millions)
Cash:
Cash and cash equivalents	$185	$120

Total Debt:
Revolving credit facility	$—	$—
Term loan facilities	836	739
Senior Notes and Debentures	697	767
Other debt, and debt discount*	84	92

Total Debt	$1,617	$1,598

Net Debt	$1,432	$1,478

*	includes $27 million and $20 million of debt discount at June 19, 2010, and January 2, 2010, respectively.
Segment Information (Unaudited)

	Quarter Ended		Half Year Ended
	June 19,	June 20,	June 19,	June 20,
	2010	2009	2010	2009
	(In millions)
Revenues from external customers:
Fresh fruit	$1,224	$1,222	$2,347	$2,343
Fresh vegetables	269	258	499	491
Packaged foods	249	235	501	476
Corporate	—	—	—	1

	$1,742	$1,715	$3,347	$3,311

	Quarter Ended		Half Year Ended
	June 19,	June 20,	June 19,	June 20,
	2010	2009	2010	2009
	(In millions)
EBIT:
Fresh fruit	$68	$96	$111	$195
Fresh vegetables	7	(3)	18	13
Packaged foods	25	24	54	46

Total operating segments	100	117	183	254
Corporate:
Unrealized loss on cross currency swap	(11)	(24)	(14)	(7)
Net unrealized gain (loss) on foreign denominated instruments	2	(4)	6	2
Operating and other expenses	(12)	(9)	(29)	(21)

Corporate	(21)	(37)	(37)	(26)

Total EBIT	$79	$80	$146	$228

See Exhibit 1 for further detailed information on segments.
Conference Call
Dole will hold a conference call for investors to discuss its results at 4:45 p.m. EDT today. Access to a live audio webcast is available at http://investors.dole.com under “Webcasts.” Toll-free telephone access will be available by dialing 866-788-0540 in the United States and 857-350-1678 from international locations and providing the conference code 88715852. A replay of the call will be available until August 17, 2010. To access the telephone replay, dial 888-286-8010 from the United States and 617-801-6888 from international locations and enter the confirmation code 38086343. A replay of the webcast will be available online at www.dole.com as soon as possible.
Non-GAAP Measurements
EBIT, Adjusted EBITDA and Comparable income from continuing operations (total and per share) are measures commonly used by financial analysts in evaluating the performance of companies. EBIT is calculated by subtracting income from discontinued operations, net of incomes taxes, from net income, by subtracting the gain on disposal of discontinued operations, net of income taxes, by adding interest expense and by adding income tax expenses to net income. Adjusted EBITDA is calculated from EBIT by adding depreciation and amortization from continuing operations, adding the net unrealized loss or subtracting the net unrealized gain on certain derivative instruments (foreign currency and bunker fuel hedges and the cross currency swap), adding the foreign currency loss or subtracting the foreign currency gain on the vessel obligations, adding the net unrealized loss or subtracting the net unrealized gain on foreign denominated instruments, and by subtracting gains on asset sales. Comparable income from continuing operations is calculated from income from continuing operations by adding the net unrealized loss or subtracting the net unrealized gain on certain derivative instruments (foreign currency and bunker fuel hedges and the cross currency swap), net of income taxes, adding the foreign currency loss or subtracting the foreign currency gain on the vessel obligations, net of income taxes, adding the net unrealized loss or subtracting the net unrealized gain on foreign denominated instruments, net of income taxes, and subtracting gains on asset sales, net of income taxes. These items have been adjusted because management excludes these amounts when evaluating the performance of Dole. Net debt is calculated as total debt less cash and cash equivalents.
EBIT, Adjusted EBITDA and Comparable income from continuing operations (total and per share) are not calculated or presented in accordance with U.S. GAAP and they are not a substitute for net income attributable to Dole Food Company, Inc., net income, income from continuing operations, cash flows from operating activities or any other measure prescribed by U.S. GAAP. Further, EBIT, Adjusted EBITDA and Comparable income from continuing operations (total and per share) as used herein are not necessarily comparable to similarly titled measures of other companies. However, Dole has included EBIT, Adjusted EBITDA and Comparable income from continuing operations (total and per share) herein because management believes that they are useful performance measures for Dole. In addition, EBIT, Adjusted EBITDA and Comparable income from continuing operations (total and per share) are presented because management believes that these measures are frequently used by securities analysts, investors and others in the evaluation of Dole.
Dole, with 2009 net revenues of $6.8 billion, is the world’s largest producer and marketer of high-quality fresh fruit and fresh vegetables, and is the leading producer of organic bananas. Dole markets a growing line of packaged and frozen fruit and is a produce industry leader in nutrition education and research.
This release contains “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties. Forward looking statements, which are based on management’s current expectations, are generally identifiable by the use of terms such as “may,” “will,” “expects,” “believes,” “intends,” “anticipates” and similar expressions. The potential risks and uncertainties that could cause actual results to differ materially from those expressed or implied herein include weather-related phenomena; market responses to industry volume pressures; product and raw materials supplies and pricing; energy supply and pricing; changes in interest and currency exchange rates; economic crises and security risks in developing countries; international conflict; and quotas, tariffs and other governmental actions. Further information on the factors that could affect Dole’s financial results is included in its SEC filings, including its Annual Report on Form 10-K.

Exhibit 1 — Detailed Information on Segments (Unaudited)
Segment EBIT was impacted by unrealized gains and losses from hedging activities, currency movement on foreign denominated instrument and gains on asset sales, which are detailed in the tables below.

	Quarter Ended		Half Year Ended
	June 19,	June 20,	June 19,	June 20,
	2010	2009	2010	2009
	(In millions)
Fresh Fruit
Revenues	$1,224	$1,222	$2,347	$2,343

EBIT:
Fresh fruit products	$69	$103	$105	$182
Unrealized gain (loss) on foreign currency and fuel hedges	(1)	—	(2)	13
Unrealized loss on foreign denominated instruments	(1)	—	—	—
Foreign currency exchange gain (loss) on vessel obligations	—	(7)	5	(7)
Gains on asset sales	1	—	3	7

Total Fresh Fruit EBIT	$68	$96	$111	$195

	Quarter Ended		Half Year Ended
	June 19,	June 20,	June 19,	June 20,
	2010	2009	2010	2009
	(In millions)
Fresh Vegetables
Revenues	$269	$258	$499	$491

EBIT:
Fresh vegetables products	$7	$(3)	$18	$4
Gains on asset sales	—	—	—	9

Total Fresh Vegetables EBIT	$7	$(3)	$18	$13

	Quarter Ended		Half Year Ended
	June 19,	June 20,	June 19,	June 20,
	2010	2009	2010	2009
	(In millions)
Packaged Foods
Revenues	$249	$235	$501	$476

EBIT:
Packaged foods products	$25	$24	$54	$45
Gains on asset sales	—	—	—	1

Total Packaged Foods EBIT	$25	$24	$54	$46

Exhibit 2 — Reconciliation of Income from continuing operations to Comparable income from continuing operations (Unaudited):

	Quarter Ended
	June 19, 2010
	(In millions, except per share)
		Earnings
		per share
Income from continuing operations	$33	$0.38
Net unrealized loss on derivative instruments, net of income taxes	12	0.13
Net unrealized (gain) on foreign denominated instruments, net of income taxes	(1)	(0.01)
Gains on asset sales, net of income taxes	(1)	(0.01)

Comparable income from continuing operations	$43	$0.49

See “Non-GAAP Measurements” above for discussion of Comparable income from continuing operations and earnings per share from Comparable income from continuing operations.